NeuroPace Reports Third Quarter 2025 Financial Results and Increases 2025 Revenue Guidance

Reported record quarterly revenue of $27.4 million in Q3 2025 representing 30% growth

Increased full-year 2025 revenue guidance to between $97 million and $98 million and gross margin guidance to between 76% and 77%

Remains on track to submit NAUTILUS PMA Supplement to FDA for IGE indication expansion by year-end 2025

Mountain View, Calif. – November 4, 2025 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update.

Third Quarter 2025 Financial Highlights
•Total revenue of $27.4 million, representing growth of 30% compared to the third quarter of 2024
•RNS® System revenue of $22.6 million, representing growth of 31% compared to the third quarter of 2024
•Delivered strong gross margin of 77.4% driven by positive product mix and manufacturing efficiencies

Third Quarter 2025 Operational & Strategic Highlights
•Achieved record highs in number of active accounts, prescribers and utilization
•Completed Pre-submission meeting with the FDA for the NAUTILUS study evaluating RNS therapy in idiopathic generalized epilepsy (IGE) and remains on track to submit a premarket approval supplement (PMA-S) by year-end 2025
•Built on Project CARE momentum with an increasing contribution in the third quarter compared with the second quarter of 2025
•Submitted Seizure IDTM, the first of a suite of planned NeuroPace AI™ applications designed to improve clinical outcomes and simplify and accelerate the iEEG review process, to the FDA for approval. The product is built on years of proprietary, patient-level brain data captured through the RNS System

“Our strong third-quarter performance reflects the continued execution of our strategy and the momentum across our business being driven by our team,” said Joel Becker, Chief Executive Officer of NeuroPace. “We delivered record revenue growth with strong gross margin, operating and cash discipline while advancing key clinical and product development initiatives that reinforce our leadership in personalized neuromodulation. Our decision to strategically focus our organizational efforts on our differentiated RNS System is reflected in our third quarter results, and with growing awareness of RNS therapy and an expanding base of prescribers, we are encouraged by the progress we are making toward establishing the RNS System as the standard of care in drug-resistant epilepsy.”

Third Quarter 2025 Financial Results
Total revenue in the third quarter of 2025 grew 30% to $27.4 million, compared with $21.1 million in the third quarter of 2024. The Company’s revenue growth was primarily driven by increased sales of the RNS System, which grew 31% in the third quarter of 2025 compared to the third quarter of 2024.

Gross margin for the third quarter of 2025 was 77.4%, compared with 73.2% in the third quarter of 2024 and 77.1% in the second quarter of 2025. The year-over-year improvement is primarily due to increasing revenue contribution from higher margin RNS revenue, benefit from improved manufacturing efficiency, and favorable pricing.

Total operating expenses in the third quarter of 2025 were $23.8 million, compared with $19.7 million in the third quarter of 2024.

Sales and marketing expense in the third quarter of 2025 was $12.6 million, compared with $9.9 million in the third quarter of 2024. The year-over-year increase was largely due to personnel-related expenses associated with ongoing scaling of commercial activities, investment in direct-to-consumer marketing and other sales related expenses.

Research and development expense in the third quarter of 2025 was $6.6 million, compared with $5.8 million in the third quarter of 2024. The year-over-year increase was primarily driven by personnel-related expenses associated with the development of a next-generation platform, AI-enabled tools, and ongoing clinical trials.

General and administrative expense in the third quarter of 2025 was $4.6 million compared with $4.0 million in the third quarter of 2024. This increase was primarily due to an increase in personnel-related expenses.

Loss from operations was ($2.6) million in the third quarter of 2025, compared with a loss from operations of ($4.2) million in the third quarter of 2024. Net loss was ($3.5) million for the third quarter of 2025 compared with a net loss of ($5.5) million in the third quarter of 2024.

The Company’s cash, cash equivalents and short-term investments balance as of September 30, 2025 was $60.0 million compared with $62.1 million at the end of the prior quarter. Long-term borrowings totaled $58.7 million as of September 30, 2025.

Updated Full Year 2025 Financial Guidance
•Increased total revenue guidance for full year 2025 to between $97 million and $98 million, representing growth of 21% - 23% versus $79.9 million in 2024, up from previous guidance of between $94 million and $98 million
•Increased gross margin guidance to between 76% and 77%, up from previous guidance of 75% and 76%
•Increased total operating expenses range between $94 million and $95 million, including approximately $11 million in stock-based compensation, a non-cash expense, up from previous guidance of $92 million to $95 million

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the third quarter 2025 financial results after market close on Tuesday, November 4, 2025, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://events.q4inc.com/attendee/831496029. Individuals interested in participating in the call via telephone may access the call by dialing +1 (800) 715-9871 and referencing Conference ID 8467256. The webcast will be archived on the Company's investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s expectations, forecasts and beliefs with respect to potential indication expansion for its RNS System and its software, technology and other product development efforts; increasing access to and adoption of RNS therapy as the standard of care in drug-resistant epilepsy; NeuroPace’s continued execution on its long-term revenue growth strategy, including with respect to sustained revenue growth and long-term value creation; and NeuroPace’s anticipated revenue, gross margin and operating expenses for the year ending 2025. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: actual operating results may differ significantly from any guidance provided; uncertainties related to market acceptance and adoption of NeuroPace’s RNS System and impacts to NeuroPace’s revenue for 2025 and in the future; risks to future revenue growth as a result of the expiration of the DIXI distribution agreement on September 30, 2025; risks that NeuroPace’s operating expenses could be higher than anticipated and that it could use its cash resources sooner than expected; risks that NeuroPace’s gross margin may be lower than forecast; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; risks related to regulatory compliance and expectations for regulatory submissions and approvals to expand the market for NeuroPace’s RNS System, including risks related to the NAUTILUS clinical trial; risks related to product development, including risks related to the development of AI-powered software, including NeuroPace AI™ and Seizure ID™ and the next generation device platform; risks related to NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 4, 2025, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Scott Schaper
Head of Investor Relations
sschaper@neuropace.com
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Revenue	$27,354	$21,060	$73,398	$58,440
Cost of goods sold	6,186	5,640	16,756	15,543
Gross profit	21,168	15,420	56,642	42,897
Operating expenses
Sales and marketing	12,598	9,929	35,644	29,718
Research and development	6,576	5,754	20,861	17,603
General and administrative	4,594	3,980	14,708	13,594
Total operating expenses	23,768	19,663	71,213	60,915
Loss from operations	(2,600)	(4,243)	(14,571)	(18,018)
Interest income	667	754	2,178	2,343
Interest expense	(1,645)	(2,182)	(5,857)	(6,606)
Other income (expense), net	82	219	(486)	390
Net loss and comprehensive loss	$(3,496)	$(5,452)	$(18,736)	$(21,891)
Net loss per share attributable to common stockholders, basic and diluted	$(0.11)	$(0.19)	$(0.58)	$(0.76)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	33,134,606	29,444,625	32,498,907	28,863,120

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2025	2024
Assets
Current assets
Cash and cash equivalents	$20,648	$13,430
Short-term investments	39,366	39,325
Accounts receivable	14,938	12,851
Inventory	18,135	13,381
Prepaid expenses and other current assets	2,243	2,352
Total current assets	95,330	81,339
Property and equipment, net	1,108	1,052
Operating lease right-of-use asset	10,575	11,843
Restricted cash	122	122
Deferred offering costs	—	276
Other assets	120	15
Total assets	$107,255	$94,647
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,590	$2,954
Accrued liabilities	12,317	9,787
Operating lease liability	2,051	1,860
Deferred revenue	649	555
Total current liabilities	19,607	15,156
Long-term debt	58,748	59,525
Operating lease liability, net of current portion	10,382	11,953
Total liabilities	88,737	86,634
Stockholders’ equity
Common stock, $0.001 par value	33	30
Additional paid-in capital	568,171	538,933
Accumulated deficit	(549,686)	(530,950)
Total stockholders’ equity	18,518	8,013
Total liabilities and stockholders’ equity	$107,255	$94,647

NeuroPace, Inc.
Condensed Statements of Cash Flows
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Cash flows from operating activities
Net loss	$(3,496)	$(5,452)	$(18,736)	$(21,891)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	2,628	2,591	8,482	7,679
Depreciation	54	56	158	159
Amortization of debt discount and issuance costs	70	47	174	179
Non-cash interest expense	73	203	463	743
Loss on debt extinguishment	—	—	527	—
PIK interest incurred but not paid on term loan	—	—	—	1,389
Amortization of right-of-use asset	433	395	1,268	1,159
Gain on short-term investments	(82)	(219)	(41)	(315)
Inventory write-downs	47	107	140	196
Loss on disposal of property and equipment	—	—	2	—
Changes in operating assets and liabilities
Accounts receivable	(1,383)	(318)	(2,087)	753
Inventory	(1,836)	(828)	(4,894)	(1,066)
Prepaid expenses and other assets	(537)	(32)	134	621
Accounts payable	(48)	(130)	1,655	(102)
Accrued liabilities	2,650	2,328	2,530	(1,108)
Deferred revenue	(48)	(61)	93	(341)
Operating lease liabilities	(469)	(411)	(1,380)	(1,207)
Net cash used in operating activities	(1,944)	(1,724)	(11,512)	(13,152)
Cash flows from investing activities
Acquisition of property and equipment	(30)	(100)	(235)	(267)
Proceeds from sale of short-term investments	—	1,500	—	7,300
Net cash (used in) provided by investing activities	(30)	1,400	(235)	7,033
Cash flows from financing activities
Proceeds from issuance of common stock in follow-on offering, net of underwriting discounts and commissions	(50)	—	69,654	—
Repurchase of common stock	—	—	(49,546)	—
Proceeds from issuance of common stock under employee plans	1	34	1,152	1,336
Taxes withheld and paid related to net share settlement of equity awards	(53)	(68)	(455)	(789)
Proceeds from at-the-market offering, net of sales commission	—	2,932	232	2,932
Proceeds from debt, net of discounts and issuance costs	(133)	—	58,435	—
Repayment of debt	—	—	(60,507)	—
Net cash provided by financing activities	(235)	2,898	18,965	3,479
Net increase (decrease) in cash and cash equivalents	(2,209)	2,574	7,218	(2,640)
Cash, cash equivalents and restricted cash
Beginning of the period	22,979	12,966	13,552	18,180
End of the period	$20,770	$15,540	$20,770	$15,540
Reconciliation of cash, cash equivalents and restricted cash to balance sheets:
Cash and cash equivalents	$20,648	$15,418	$20,648	$15,418
Restricted cash	122	122	122	122
Cash, cash equivalents and restricted cash in balance sheets	$20,770	$15,540	$20,770	$15,540